Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

THIRD QUARTER FISCAL YEAR 2026 RESULTS

Liberty, MO., June 5, 2026 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its 2026 third fiscal quarter ended April 30, 2026.

"Our employee-owners delivered another strong quarter, and we couldn't be more proud of what this team accomplished," said Tamria Zertuche, President and CEO. “The final months of the heating season often are unpredictable, and this year was no exception. Navigating that uncertainty while maintaining an unwavering focus on customer service and retention, margin growth, and safety is no small feat. It speaks to the extraordinary dedication and skill of our people. Paired with the significant steps we took this quarter to advance our capital structure, we enter the road ahead with tremendous confidence and a platform built for lasting growth."

Capital Structure Milestones and Board Composition Updates:

In March 2026, the Company completed the conversion of all 1.3 million Class B Units into 6.5 million Class A Units after making the final distribution of approximately $107.0 million to Class B Unitholders. This milestone, made possible by the cash generation of our operations, achieved two important outcomes for the partnership. First, it simplifies the unit structure for current and prospective investors. Second, it eliminates the Class B distribution obligation, directing future cash flows toward debt reduction, operational investment, and long-term value creation for Class A Unitholders.

As previously announced, the Company made two changes to its Board composition. First, Pamela A. Breuckmann was appointed Vice-Chair. Ms. Breuckmann’s elevated role reflects her significant contributions to the Company, her deep institutional knowledge, and her important role in advancing the Company’s governance and succession planning initiatives. Additionally, Andrew Safran was elected to the Board. Mr. Safran has more than three decades of investment banking and private equity experience, with a deep specialization in natural resources and energy infrastructure, which further enhance the Board’s depth of expertise.

Financial Highlights:

Gross profit increased by $2.2 million, or approximately 1%, during the quarter as compared to the prior year period. Average propane prices (based on Mont Belvieu, Texas) declined 15.7% in the third quarter of fiscal 2026 compared to the prior year period. A $36.3 million, or approximately 6%, decline in revenue was more than offset by a $38.5 million, or approximately 14%, reduction in cost of product. Gallons sold during the quarter decreased 2.8 million, or 1%, as a 4.4 million, or 3%, decrease in retail sales was partially offset by a 1.6 million, or 3%, increase in wholesale sales. Margin per gallon was positive, increasing approximately 2% compared to the prior year period as the Company continues to benefit from operational efficiencies.

Net earnings attributable to the Company decreased by $31.1 million, or approximately 53%, to $28.0 million in the third quarter of fiscal 2026, compared to $59.1 million in the prior year period, primarily driven by a $29.0 million increase in operating expense. The increase in operating expense relates to increases of $24.7 million in plant and other, $3.6 million in vehicle expense, and $0.7 million in personnel costs. The $24.7 million increase in plant and other operating expense is primarily due to the resolution of legacy casualty claims. Management does not expect these settlement costs to recur at this level in future periods. The increase in vehicle expense was primarily due to increases of $2.2 million in fuel costs and $1.2 million for repairs and maintenance.

Adjusted EBITDA, a non-GAAP financial measure, decreased by $12.7 million, or approximately 11%, to $102.1 million, compared to $114.8 million in the third quarter of the prior year. As discussed above, operating expenses increased by $16.7 million after adjusting for $12.3 million in non-recurring costs primarily related to settlements. This increase was partially offset by the $2.2 million increase in gross profit previously noted.

Operational Highlights:

The Company's operational investments made in preparation for the winter season continued to benefit results specifically in regions of the company where winter showed up. Weather conditions presented inconsistent challenges across most of our service territories during the quarter, with weighted average heating degree days running 12.4% below the ten-year normal and 8.8% warmer than the prior year period. Where temperatures cooperated, results reflected it, the North Central region grew volumes 2% year-over-year against essentially flat weather conditions, while the Southeast demonstrated resilience, growing volumes despite weather running 4% warmer than prior year. The Northeast maintained near-prior-year volume levels in line with normal seasonal conditions. Average temperatures across the western half of the country, measured by heating degree days, were 24% to 27% warmer than the prior year period, presenting the most significant weather headwinds across our service territories during the quarter. The Company's continued focus on service quality and customer experience resulted in improved retention over the prior year period. Regained accounts increased meaningfully compared to the prior year period, a strong indicator of improving win-back execution, while new location activity showed regional momentum in North Central and the Midwest.

The Wholesale team maintained operational momentum coming off the winter period, leveraging the capacity and distribution investments made in prior quarters. Our exchange business added 1,496 net new selling locations through the third quarter of fiscal 2026, a 2.4% increase since the end of fiscal 2025, bringing Blue Rhino’s total presence to over 65,000 retail locations nationwide. Growth was concentrated in the channels where consumer demand is strongest. Selling locations, gallons, and revenue collectively reflect growth on a three-year basis, demonstrating the durability of our wholesale distribution model.

Safety remains a core value and a companywide commitment at Ferrellgas. Our continued investment in telematics has been a meaningful contributor to this progress, strengthening operational discipline by enhancing real-time visibility into driver behavior, enabling faster intervention when safety thresholds are approached, and driving measurable gains in fuel efficiency and fleet productivity.

Several tailwinds support our positive outlook for the business. Propane supply is plentiful, underpinning stable margins and reliable service. The onset of grilling season is driving consumer demand for Blue Rhino, with vending growth extending our reach across key retail channels. Our national accounts team continued to build momentum, extending contracts with 4 existing national accounts covering 3.1 million gallons, signing 5 new national accounts, and adding 17 new Autogas locations projected to contribute 370,000 gallons annually.

The operating environment during the quarter reflected broader macroeconomic pressures, including elevated diesel costs, rising food and supply expenses for consumers, and tariff-related cost increases that affected our supply chain. We are actively managing their impact through operational efficiencies and ongoing cost discipline across the business. Based on management’s analysis of publicly available information, Ferrellgas’s operating expense per employee compares favorably to publicly reporting national propane companies reflecting a lean cost structure built over years of operational investment.

Taken together, the third quarter of fiscal 2026 demonstrates what Ferrellgas is capable of when our people are prepared, our operations are disciplined, and our strategy is clear. We navigated weather volatility, resolved legacy liabilities, advanced our capital structure, and continued to retain and grow our customer base. That breadth of execution gives us confidence in finishing the fiscal year strong and executing on our strategy for Fiscal 2027. As the second-largest retail propane marketer in the United States by gallons sold, with a robust fleet utilization expectation, a low operating cost structure among national publicly reporting peers, a fully deployed telematics platform, and a unique dual-channel model spanning bulk delivery and Blue Rhino retail exchange locations, Ferrellgas enters the next fiscal year from a position of demonstrated operational strength and competitive differentiation.

On Friday, June 5, 2026, the Company will conduct a teleconference on the Internet at https://edge.media-server.com/mmc/p/nrae97ca to discuss the results of operations for the third fiscal quarter ended April 30, 2026. The webcast of the teleconference will begin at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 65,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2025, with the Securities and Exchange Commission on October 15, 2025. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets, related to the evolving global tariff environment or otherwise; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2025, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Nine months ended		Twelve months ended
	April 30,		April 30,		April 30,
	2026	2025	2026	2025	2026	2025
Revenues:
Propane and other gas liquids sales	$505,510	$533,546	$1,436,547	$1,507,371	$1,757,269	$1,825,610
Other	19,049	27,301	84,615	87,337	107,522	109,550
Total revenues	524,559	560,847	1,521,162	1,594,708	1,864,791	1,935,160

Cost of sales:
Propane and other gas liquids sales	230,284	267,891	673,580	750,953	824,699	902,144
Other	2,839	3,727	10,597	11,838	12,208	12,953

Gross profit	291,436	289,229	836,985	831,917	1,027,884	1,020,063

Operating expense - personnel, vehicle, plant & other	188,437	159,392	508,519	478,306	661,047	624,995
Operating expense - equipment lease expense	2,944	3,833	10,525	14,333	14,912	19,924
Depreciation and amortization expense	27,580	24,336	79,322	73,006	104,742	97,298
General and administrative expense	10,932	12,721	34,622	167,361	45,878	174,379
Non-cash employee stock ownership plan compensation charge	1,041	802	2,909	2,358	3,694	3,092
Loss on asset sales and disposals	432	855	2,983	4,546	1,394	5,518

Operating income	60,070	87,290	198,105	92,007	196,217	94,857

Interest expense	(32,360)	(28,142)	(92,203)	(82,116)	(118,151)	(107,134)
Loss on extinguishment of debt	—	—	(3,003)	—	(3,003)	—
Other income, net	727	779	1,744	1,957	2,731	2,939

Earnings (loss) before income tax expense	28,437	59,927	104,643	11,848	77,794	(9,338)

Income tax expense	260	378	756	943	1,185	918

Net earnings (loss)	28,177	59,549	103,887	10,905	76,609	(10,256)

Net earnings (loss) attributable to noncontrolling interest (1)	138	444	587	(375)	155	(753)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$28,039	$59,105	$103,300	$11,280	$76,454	$(9,503)

Class A unitholders' interest in net (loss) earnings	$(94,867)	$6,127	$(52,642)	$(36,919)	$(95,202)	$(73,726)

Net (loss) earnings per unitholders' interest
Basic and diluted net (loss) earnings per Class A Unit	$(11.54)	$1.26	$(8.81)	$(7.60)	$(15.93)	$(15.18)
Weighted average Class A Units outstanding - basic and diluted	8,217	4,858	5,978	4,858	5,978	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Nine months ended		Twelve months ended
	April 30,		April 30,		April 30,
	2026	2025	2026	2025	2026	2025
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$28,039	$59,105	$103,300	$11,280	$76,454	$(9,503)
Income tax expense	260	378	756	943	1,185	918
Interest expense	32,360	28,142	92,203	82,116	118,151	107,134
Depreciation and amortization expense	27,580	24,336	79,322	73,006	104,742	97,298
EBITDA	88,239	111,961	275,581	167,345	300,532	195,847
Non-cash employee stock ownership plan compensation charge	1,041	802	2,909	2,358	3,694	3,092
Loss on extinguishment of debt	—	—	3,003	—	3,003	—
Loss on asset sales and disposal	432	855	2,983	4,546	1,394	5,518
Other income, net	(727)	(779)	(1,744)	(1,957)	(2,731)	(2,939)
Severance (1)	356	—	356	—	356	—
Non-recurring employee benefit policy adjustment	(758)	—	(758)	—	(758)	—
Legal fees and settlements related to non-core businesses	—	1,479	—	130,633	2	132,143
Legal fees and settlements related to core businesses	13,087	—	13,087	4,540	13,087	4,540
Acquisition and related costs (2)	—	—	—	(798)	—	1,371
Class B Unit conversion costs (3)	275	—	275	—	275	—
Compliance costs (4)	—	—	704	—	704	—
Business transformation costs (5)	13	17	569	1,338	903	2,392
Net earnings (loss) attributable to noncontrolling interest (6)	138	444	587	(375)	155	(753)
Adjusted EBITDA (7)	102,096	114,779	297,552	307,630	320,616	341,211
Net cash interest expense (8)	(29,865)	(23,384)	(84,784)	(69,288)	(107,561)	(90,922)
Maintenance capital expenditures (9)	(5,440)	(6,365)	(20,942)	(25,506)	(27,503)	(33,243)
Cash paid for income taxes	(207)	(298)	(530)	(708)	(1,167)	(912)
Proceeds from certain asset sales	423	904	1,316	2,115	2,159	2,456
Distributable cash flow attributable to equity investors (10)	67,007	85,636	192,612	214,243	186,544	218,590
Less: Distributions accrued or paid to preferred unitholders	15,357	15,623	47,640	48,086	63,622	64,318
Distributable cash flow attributable to general partner and non-controlling interest	(1,340)	(1,713)	(3,852)	(4,285)	(3,731)	(4,371)
Distributable cash flow attributable to Class A and B Unitholders (11)	50,310	68,300	141,120	161,872	119,191	149,901
Less: Distributions paid to Class A and B Unitholders (12)	107,016	—	107,016	—	107,016	—
Distributable cash flow (shortage) excess (13)	$(56,706)	$68,300	$34,104	$161,872	$12,175	$149,901

Propane gallons sales
Retail - Sales to End Users	166,685	171,084	474,091	483,790	557,249	567,899
Wholesale - Sales to Resellers	53,334	51,723	158,567	172,453	203,293	219,478
Total propane gallons sales	220,019	222,807	632,658	656,243	760,542	787,377

(1)	Costs associated with corporate restructuring included in “Operating, general and administrative expense”.
(2)	Non-recurring due diligence related to potential acquisition activities, restructuring costs, and other adjustments.
(3)	Costs related to conversion of Class B Units to Class A Units in March 2026 included in “Operating, general and administrative expense”.
(4)	Non-recurring compliance costs included in “Operating, general and administrative expense”.
(5)	Non-recurring costs included in “Operating, general and administrative expense” related to the implementation of business transformation initiatives.
(6)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(7)	Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on extinguishment of debt, loss on asset sales and disposals, other income, net, severance, non-recurring employee benefit policy adjustment, legal fees and settlements related to non-core businesses, legal fees and settlements related to core businesses, acquisition and related costs, Class B Unit conversion costs, compliance costs, business transformation costs, and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(8)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(9)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(10)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(11)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(12)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2026 or fiscal 2025. The Company paid a cash distribution on the Class B Units of $82.32 per Class B Unit, or $107.0 million in the aggregate in March 2026.

(13)	Distributable cash flow (shortage) excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow (shortage) excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow (shortage) excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow (shortage) excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	April 30, 2026	July 31, 2025

Current assets:
Cash and cash equivalents	$73,409	$96,883
Accounts and notes receivable (net of allowance for expected credit losses of $5,595 and $4,330 at April 30, 2026 and July 31, 2025, respectively)	178,674	127,510
Inventories	79,453	87,807
Prepaid expenses and other current assets	39,569	30,471
Total current assets	371,105	342,671

Property, plant and equipment, net	607,135	602,692
Goodwill, net	257,155	257,155
Intangible assets (net of accumulated amortization of $372,283 and $366,817 at April 30, 2026 and July 31, 2025, respectively)	100,985	106,451
Operating lease right-of-use assets	37,334	39,045
Other assets, net	94,136	68,702
Total assets	$1,467,850	$1,416,716

LIABILITIES, MEZZANINE EQUITY AND DEFICIT

Current liabilities:
Accounts payable	$43,043	$31,083
Short-term borrowings	87,500	—
Current portion of long-term debt	1,422	652,178
Current operating lease liabilities	15,506	16,082
Other current liabilities	204,277	215,154
Total current liabilities	351,748	914,497

Long-term debt	1,455,132	815,462
Operating lease liabilities	23,095	24,079
Other liabilities	54,552	40,457

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at April 30, 2026 and July 31, 2025)	651,349	651,349

Deficit:
Limited partner unitholders
Class A (11,357,605 Units outstanding at April 30, 2026 and 4,857,605 Units outstanding at July 31, 2025)	(999,007)	(1,332,704)
Class B (1,300,000 Units outstanding at July 31, 2025)	—	383,012
General partner Unitholder (49,496 Units outstanding at April 30, 2026 and July 31, 2025)	(70,006)	(70,845)
Accumulated other comprehensive loss	8,777	(95)
Total Ferrellgas Partners, L.P. deficit	(1,060,236)	(1,020,632)
Noncontrolling interest	(7,790)	(8,496)
Total deficit	(1,068,026)	(1,029,128)
Total liabilities, mezzanine equity and deficit	$1,467,850	$1,416,716